                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant  |x|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_|  Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to ss.240.14a-12


                              ATLAS AMERICA, INC.
                 -----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
|x| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------

|_|  Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid: __________________________________________

    (2) Form, Schedule or Registration Statement No.: ____________________

    (3) Filing Party: ____________________________________________________

    (4) Date Filed: ______________________________________________________

                               ATLAS AMERICA, INC.
                    311 Rouser Road, Moon Township, PA 15108

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON MONDAY, JUNE 13, 2005

To the Stockholders of ATLAS AMERICA, INC.:

         Notice is hereby given that the annual meeting of stockholders of ATLAS AMERICA, INC., a Delaware corporation (the "Company"), will be held at The Philadelphia Art Alliance, 251 South 18th Street, Philadelphia, Pennsylvania, on Monday, June 13, 2005, at 9:00 a.m. (the "Meeting"), for the following purposes:

         1. To amend the Company's certificate of incorporation to provide for three classes of directors.

         2. To amend the Company's certificate of incorporation to provide that any vacancy on the Board of Directors shall be filled by the affirmative vote of a majority of the remaining directors.

         3. To amend the Company's certificate of incorporation to remove provisions permitting removal of members of the Board of Directors without cause and to increase the vote required.

         4. To elect seven directors, two to serve in Class I until 2006, three to serve in Class II until 2007 and two to serve in Class III until 2008.

         5. To transact such other business as may properly be brought before the Meeting and any adjournment thereof.

         Only stockholders of record on the books of the Company at the close of business on May 13, 2005, will be entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days prior to the Meeting at the offices of the Company, at 311 Rouser Road, Moon Township, Pennsylvania 15108. The stock transfer books will not be closed.

         THE ENCLOSED ADDRESSED ENVELOPE FOR RETURNING THE ENCLOSED PROXY REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE. IF YOU PLAN TO ATTEND YOU NEED TO BRING A FORM OF PERSONAL IDENTIFICATION WITH YOU. IF YOUR STOCK IS HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE, YOU ALSO NEED TO BRING AN ACCOUNT STATEMENT INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, OR A LETTER FROM THE RECORD HOLDER INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, AND IF YOU WISH TO VOTE AT THE MEETING YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                            By order of the Board of Directors,
                                            Michael S. Yecies, Secretary
                                            May 18, 2005

                               ATLAS AMERICA, INC.
                  311 Rouser Road      Moon Township, PA 15108
                  --------------------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                  --------------------------------------------

                                     GENERAL

INTRODUCTION

         The annual meeting of stockholders of Atlas America, Inc. (the "Company") will be held on Monday, June 13, 2005, at 9:00 a.m. (the "Meeting") at The Philadelphia Art Alliance, 251 South 18th Street, Philadelphia, Pennsylvania for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on May 13, 2005, will be entitled to notice of and to vote at the Meeting.

         This statement is furnished in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies from holders of the Company's common stock to be used at the Meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and returned to the Company, and not revoked, will be voted at the Meeting and any and all adjournments thereof.

         This proxy statement and the accompanying form of proxy are being sent on or about May 18, 2005, to stockholders of record as of May 13, 2005.

CHANGING OR REVOKING PROXY

         If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time before its exercise by:

         o sending written notice of revocation so that it is received by the Secretary of the Company at its Moon Township address shown above on or before midnight June 12, 2005;

         o    submitting a later dated proxy; or

         o    attending the Meeting and voting in person.

COMPANY'S SHARES OUTSTANDING AND ENTITLED TO VOTE AT THE MEETING

         There were 13,333,333 shares of the Company's common stock outstanding as of the May 13, 2005 record date. Each of those shares is entitled to one vote on each matter to be voted on at the Meeting.

QUORUM

         The presence in person or by proxy of holders of the Company's outstanding common stock representing not less than one-third of the outstanding shares of common stock will constitute a quorum. Abstentions and shares held by a broker as nominee (i.e., in "street name") that are represented by proxies at the Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from the beneficial owner of the shares ("broker non-votes"), also will be treated as present for quorum purposes.

VOTE REQUIRED TO APPROVE THE PROPOSALS

         If a quorum is present, approval of the amendments to the Company's certificate of incorporation will require a favorable vote of a majority of the outstanding shares of common stock entitled to vote. The proposed amendments are described in Proposals 1, 2 and 3 and unless all of them are approved by the stockholders, none of them will be adopted by the Company. Consequently, a vote against any of these proposals will have the effect of a vote against all of them. The affirmative vote of a plurality of the shares represented at the Meeting, in person or by proxy, will be necessary for the election of directors. RESOURCE AMERICA HOLDS APPROXIMATELY 80.2% OF THE OUTSTANDING SHARES OF COMMON STOCK AS OF THE RECORD DATE AND INTENDS TO VOTE SUCH SHARES "FOR" THE APPROVAL OF THE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND "FOR" THE ELECTION OF THE NOMINATED DIRECTORS. Approval of all other business properly brought before the Meeting will require a favorable vote of a majority of the shares represented at the Meeting in person or by proxy.

         Votes may be cast for or withheld from each nominee for director, and for, against or abstain as to approval of the amendments to the certificate of incorporation. Under applicable Delaware law, broker non-votes represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal, and abstentions will have no effect on the vote for the election of directors. Abstentions and broker non-votes will have the effect of a vote against the proposed amendments to the certificate of incorporation.

         Any proxy not specifying to the contrary will be voted FOR the amendments to the certificate of incorporation and FOR the election of the nominated directors.

EXPENSES AND MANNER OF SOLICITATION

         The cost of soliciting proxies for the Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy will be borne by the Company. Proxies may be solicited by directors, officers and regular employees of the Company either personally, by letter, or by telephone. No director, officer, or employee who solicits proxies will be specially compensated for soliciting such proxies. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's common stock.

NO APPRAISAL RIGHTS

         Stockholders who object to the proposals will not have appraisal, dissenters' or similar rights under Delaware law. These rights would permit a stockholder to seek a judicial determination of the fair value of his or her shares and to compel the purchase of his or her shares for cash in that amount. If the proposals described in this proxy statement are approved as described, that approval will be binding on all stockholders, and objecting stockholders will have no alternative other than selling their shares if they dissent from them.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the number and percentage of shares of common stock owned, as of May 13, 2005, by (a) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding shares of common stock, (b) each of the Company's present directors, (c) each of the Company's executive officers serving during the 2004 fiscal year, and (d) all of the Company's directors and executive officers as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person. The address for each director and executive officer is 311 Rouser Road, Moon Township, PA 15108. The address for Resource America, Inc. is 1845 Walnut Street, Philadelphia, PA 19103.


                                                                               Common stock
                                                                           --------------------
                                                                            Amount and nature of     Percent of
Beneficial owner                                                            beneficial ownership        class
----------------                                                           ----------------------   ---------
Directors
Carlton M. Arrendell....................................................                 0               -
William R. Bagnell......................................................                 0               -
Edward E. Cohen.........................................................        10,751,333(1)           80.6%
Jonathan Z. Cohen.......................................................        10,730,333(2)           80.5%
Donald W. Delson........................................................                 0               -
Nicholas A. DiNubile....................................................                 0               -
Dennis A. Holtz.........................................................               714               *
Non-director executive officers
Frank P. Carolas........................................................               714               *
Freddie M. Kotek........................................................             6,914               *
Jeffrey C. Simmons......................................................               357               *
Michael L. Staines......................................................                 0               -
Nancy J. McGurk.........................................................                 0               -
All executive officers and directors as a group (12 persons)............        10,802,032               *

Other owners of more than
5% of outstanding shares
Resource America, Inc...................................................        10,688,333              80.2%
FMR Corp. and affiliates(3).............................................           697,100               5.2%

---------------
* Less than 1%.

(1) Includes 10,688,333 shares held by Resource America, for which Mr. Cohen serves as Chairman; 3,000 shares are held by a pension plan trust in which Mr. Cohen is the primary beneficiary; 14,950 shares held in an individual retirement account of Betsy Z. Cohen, Mr. Cohen's wife and 27,113 shares held in trust for members of Mr. Cohen's family.

(2) Includes 10,688,333 shares held by Resource America, for which Mr. Cohen serves as Chief Executive Officer.

(3) Based on information reported on a Schedule 13G dated February 14, 2005. Includes 64,400 shares as to which sole voting power is claimed and 697,100 shares as to which sole power to dispose or direct the disposition is claimed. FMR Corp. is the parent holding company for Fidelity Management & Research Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Fidelity Management & Research Company is the beneficial owner of 632,500 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and each of Edward C. Johnson 3d, FMR Corp., through its control of Fidelity Management & Research Company, and the funds has sole power to dispose of the 632,500 shares. The boards of trustees of the funds, rather than Edward C. Johnson 3d nor FMR Corp., have sole voting power with respect to the 632,500 shares. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and bank as defined under Section 3(a)(6) of the Securities Exchange Act of 1934, beneficially owns 64,600 shares as investment manager of institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each have sole dispositive power over the 64,600 shares and sole power to direct the voting of such shares. The address for FMR Corp., Fidelity Management & Research Company and Fidelity Management Trust Company is 82 Devonshire Street, Boston, MA 02109.

       PROPOSAL 1. AMENDMENT TO COMPANY'S CERTIFICATE OF INCORPORATION TO
                         PROVIDE FOR A CLASSIFIED BOARD

DESCRIPTION OF THE PROPOSED AMENDMENTS

         The Board has unanimously approved and recommends that the stockholders approve certain amendments to the Company's certificate of incorporation (collectively, the "Classified Board Amendments"). The Classified Board Amendments are set out in Proposals 1, 2 and 3 herein (the "Classified Proposals"), and unless all of the Classified Proposals are approved by the stockholders, none of them shall be adopted by the Company. Consequently, a vote against any one of the Classified Proposals will have the effect of a vote against all of the Classified Proposals. The advantages, disadvantages and effects of each of the Classified Proposals may be similar to the advantages, disadvantages and effects of other Classified Proposals. As such, certain of the discussion under any one Classified Proposal may apply to another Classified Proposal. Stockholders are urged to carefully review all discussions under the Classified Proposals.

         Appendix A sets forth the full text of the Classified Board Amendments. The description of the Classified Board Amendments is qualified in its entirety by reference to Appendix A. If the Classified Board Amendments are approved, the appropriate sections of the Company's bylaws will be amended by the Board to conform to the amendments.

         Under the existing provisions of the Company's certificate of incorporation, directors of the Company are elected annually for terms of one year. If the Classified Board Amendments are approved by the stockholders and, thereafter, filed with the Secretary of State of the State of Delaware, the Board will be classified into three classes. In that event, each of the directors elected at the Meeting will continue to serve as a director, but the term of office for all such directors will no longer be one year. Instead:

         o    Class I directors will hold office until the 2006 annual meeting;

         c    Class II directors will hold office until the 2007 annual meeting;
              and

         o Class III directors will hold office until the 2008 annual meeting,

in each case, until their successors are duly elected and qualified (except in cases where no successor is elected due to a reduction in the size of the Board), or until earlier resignation, removal from office, death or incapacity. Starting with the 2006 annual meeting, one class of directors will be elected each year for a three-year term. At least two annual meetings, instead of one, will be required to effect a change in control of the Board. If the proposal to classify the Board is not approved, all of the directors elected at the Meeting will serve for a one-year term to expire at the 2006 annual meeting. However, it is anticipated that the proposed amendment will be adopted because Resource America intends to vote its 10,688,333 shares, representing 80.2% of the Company's outstanding common stock, in favor of it.

         For information regarding the nominees for election to the Board at the Meeting, see "Proposal 4," below.

         If at any time the size of the Board is changed, the increase or decrease in the number of directors would be apportioned among the three classes to make all classes as nearly equal as possible. The Board has no present plans, arrangements, commitments or understandings with respect to increasing or decreasing the size of the Board or of any class of directors.

         As discussed below in "Proposal 2," vacancies, including vacancies created by an increase in the size of the Board, will be filled by the affirmative vote of a majority of the entire board. A director elected to fill a vacancy created by an increase in the size of the Board will hold office for the remaining term of the class into which the director is placed. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as the director's predecessor.

ADVANTAGES AND DISADVANTAGES OF THE CLASSIFIED BOARD AMENDMENTS

         The Board has proposed the Classified Board Amendments in light of Resource America's announced intention to distribute its remaining interest in the Company to Resource America's common stockholders in a tax-free spin-off. If the spin-off is completed, the Company will no longer be majority-owned by Resource America, its founder. The Board believes that the Classified Board Amendments will assure the continuity and stability of the Company's management and policies in the future, since a majority of the directors at any given time will have prior experience as directors of the Company. Although the Company has had no difficulty in the past in maintaining continuity because the Company had been a wholly-owned subsidiary of Resource America until its May 2004 initial public offering, the Board considers it advisable to provide the additional assurance of continuity that is afforded by the classification of directors.

         Resource America announced on May 2, 2005 that it has received a favorable ruling from the Internal Revenue Service as to the tax-free nature of the distribution for U.S. federal income tax purposes and has advised us that it anticipates that the distribution will occur by June 30, 2005. Resource America has sole discretion if and when to complete the distribution and we cannot assure you that the distribution will occur by the contemplated time or at all.

         The Classified Board Amendments may also have the effect of encouraging persons seeking to acquire control of the Company, whether pursuant to open-market purchases, negotiated purchases from large stockholders or an unsolicited bid for all or part of the Company's common stock, to initiate such an acquisition through arm's length negotiations with the Board. The Board believes that it would be in a better position to protect the interests of all the stockholders if such a scenario arose. Furthermore, the stockholders of the Company will have a more meaningful opportunity to evaluate any such action.

         It should be noted also that the classification provision will apply to every election of directors, whether or not a change in the Board would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believes that such a change would be desirable. Therefore, adoption of the Classified Board Amendments may have significant effects on the ability of the stockholders of the Company to change the composition of the incumbent Board.

         The Classified Board Amendments may discourage a third party from making a tender offer for a portion or all of the Company's common stock, or otherwise attempting to obtain a substantial position in the equity securities of the Company, by preventing such third party from immediately removing and replacing the incumbent directors. Takeovers or changes in the board of directors of a company that are proposed and effected without prior consultation and negotiation with the company are not necessarily detrimental to the company and its stockholders. However, the Board feels that the benefits of seeking to protect the ability of the Company to negotiate effectively, through directors who have previously been elected by the stockholders as a whole and are familiar with the Company, outweigh any disadvantage of discouraging such unsolicited proposals.

         The Classified Board Amendments are not in response to any specific efforts of which the Company is aware to accumulate shares of common stock or obtain control of the Company. The Board is recommending the adoption of the Classified Board Amendments in order to further continuity and stability in the leadership and policies of the Company after the spin-off by Resource America of its controlling interest in the Company. Because of the time associated with obtaining stockholder approval, the Company believes it is inadvisable to defer consideration of the Classified Board Amendments until a takeover threat is pending. Once a specific threat exists, the time required to adopt the Classified Board Amendments or other anti-takeover measures may render their adoption impractical before the completion of the takeover. Further, the absence of a specific threat permits stockholders to consider the merits of the Classified Board Amendments outside the pressured atmosphere of a takeover threat. For these reasons, the Company believes it is prudent to consider the Classified Board Amendments at this time.

         Other than as disclosed herein, the Board does not currently contemplate recommending the adoption of any further amendments to the certificate of incorporation or bylaws or any other action designed to affect the ability of third parties to take over or change control of the Company.

EXISTING ANTI-TAKEOVER PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

       The Company's certificate of incorporation authorizes 1,000,000 shares of preferred stock, par value of $.01 per share. The preferred stock may be issued in one or more series designated by the Board without further stockholder approval, and will include such rights, qualifications, restrictions and preferences as the Board may provide. The effects of the designation and issuance of series of preferred stock on the rights of the holders of common stock depend upon the terms of such series. However, effects may include (i) priority over holders of common stock as to the payment of dividends; (ii) restrictions upon any distribution of assets to the holders of the common stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of preferred stock; (iii) dilution of voting power to the extent that the holders of shares of preferred stock are given voting rights; and (iv) possible dilution of the equity interests and voting power if the preferred stock is convertible into common stock.

         Although the Board has no present intention of doing so, it could issue shares of preferred stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means that some shareholders may deem advantageous. When in the judgment of the Board such action would be in the best interests of the stockholders and the Company, the issuance of shares of preferred stock could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company, for example, by the sale of preferred stock to purchasers favorable to the Board. In addition, the Board could authorize holders of a series of preferred stock to vote, either separately as a class or with the holders of common stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company.

         The Company's certificate of incorporation does not currently provide for cumulative voting by the stockholders.

         The Company is subject to Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's board of directors) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholder's amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law, nor does the Company currently contemplate recommending the stockholders approve an amendment to the certificate of incorporation to provide for the "opting out" of the Anti-Takeover Law.

         In connection with the proposed spin-off by Resource America of its controlling interest in the Company, the Board intends to make the following changes to the Company's bylaws before the Meeting:

         o Permit special meetings of stockholders to be called only by the Chairman, Vice Chairman, Chief Executive Officer, President, Secretary or a majority of the Board. Currently, in addition to these persons, the Company's bylaws permit holders of at least one-third of the voting power of the Company's outstanding capital stock to call special meetings.

         c Increase the requirements for a quorum at a stockholders meeting from one-third of the shares to a majority. This change will make the Company's quorum requirements consistent with the default provisions of ss. 216(1) of the Delaware General Corporation Law which provides that a majority of the shares entitled to vote constitutes a quorum unless the certificate of incorporation or bylaws provide otherwise. Absent this change, holders of as little as 16.7% of the voting power of the Company's outstanding stock could take action on matters submitted for stockholder vote.

         The bylaw provisions that will be changed were adopted when Resource America was the Company's sole stockholder and, the Board believes, are no longer appropriate because Resource America will cease being the Company's controlling stockholder.

         THE BOARD HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND DEEMS THIS PROPOSAL TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

 PROPOSAL 2. AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO PROVIDE
    THAT ANY VACANCY ON THE BOARD SHALL BE FILLED BY THE AFFIRMATIVE VOTE OF
                     A MAJORITY OF THE REMAINING DIRECTORS

         Currently, a vacancy on the Board, including a vacancy created by an increase in the number of directors, may be filled by the affirmative vote or consent of the holders of at least a majority of the voting power of the Company's outstanding common stock entitled to vote in the election of directors and, if the vacancy is not so filled within 30 days, by a majority of the directors then in office, even if less than a quorum. Proposal 2, if approved by the stockholders, would amend the certificate of incorporation to provide that a vacancy created by an increase in the number of board members could be filled only by a majority of the directors then in office, provided that a quorum was present; and that any other vacancy could be filled only by a majority of the directors then in office, even if less than a quorum.

         For a discussion of the advantages and disadvantages of Proposal 2, including possible "anti-takeover" effects and other potential adverse consequences to the stockholders, see "Proposal 1."

         THE BOARD HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND DEEMS THIS PROPOSAL TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

  PROPOSAL 3. AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO REMOVE
     PROVISIONS PERMITTING REMOVAL OF MEMBERS OF THE BOARD WITHOUT CAUSE AND
                           INCREASE THE VOTE REQUIRED

         The Company's certificate of incorporation currently provides that directors may be removed with or without cause, and the vacancy filled, by a majority of the voting power of the Company's outstanding common stock. Proposal 3, if approved by the stockholders, would eliminate the ability of stockholders to remove a director without cause. This amendment will make the Company's certificate of incorporation consistent with the default provisions of Section 141(k) of the Delaware General Corporation Law which provide that, in the case of a corporation with a classified board, stockholders may remove a director only for cause unless the certificate of incorporation provides otherwise. In addition, Proposal 3 would require the vote of at least two-thirds of the voting power of the Company's outstanding common stock to remove a director. This amendment requires a higher vote than the simple majority provided by the Delaware General Corporation Law and the Company's current certificate of incorporation. Coupled with the requirement that a director may only be removed for cause, this provision would make it more difficult to remove some or all of the members of the Board.

         For a discussion of the advantages and disadvantages of Proposal 3, including possible "anti-takeover" effects and other potential adverse consequences to the stockholders, see "Proposal 1."

         THE BOARD HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND DEEMS THIS PROPOSAL TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                        PROPOSAL 4. ELECTION OF DIRECTORS

DIRECTORS

         The Company's bylaws provide that the number of directors shall be fixed by resolution of the Board, provided that there shall be a minimum of one and a maximum of 12 directors. During fiscal 2004, the Board fixed the number of directors at seven. Currently, all directors are elected for a term of one year or until their successors are elected and qualified. If the Classified Board Amendments (see Proposals 1, 2 and 3 described above) are approved by the stockholders, the Board will be divided into three classes and the directors will be elected to hold office for terms of one, two or three years, in accordance with the classifications indicated below and until their successors are elected and qualified. The Board, upon the recommendation of its nominating and governance committee, has nominated Carlton M. Arrendell, William R. Bagnell, Edward E. Cohen, Jonathan Z. Cohen, Donald W. Delson, Nicholas A. DiNubile and Dennis A. Holtz for election at the 2005 annual meeting.

         It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the election of all of the current directors. Should any of the nominees become unable or refuse to accept nomination or election as a director, it is intended that the persons named as proxies will vote for the election of such other person as the nominating and governance committee of the Board may recommend. The Board knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

CLASS I DIRECTORS WITH TERMS EXPIRING IN 2006:

         WILLIAM R. BAGNELL has been a director since February 2004. Mr. Bagnell has been involved in the energy industry in various capacities since 1990. He has been Vice President--Energy for Planalytics, Inc. (an energy industry software company) since March 2000 and was Director of Sales for Fisher Tank Company (a national manufacturer of carbon and stainless steel bulk storage tanks) from September 1998 to January 2000. Before that, he served as Manager of Business Development for Buckeye Pipeline Partners, L.P. (a refined petroleum products transportation company) from October 1992 until September 1998. Mr. Bagnell served as an independent member of the managing board of Atlas Pipeline Partners GP, LLC from its formation in November 1999 until May 2004.

           NICHOLAS A. DINUBILE has been a director since February 2004. Dr. DiNubile has been an orthopedic surgeon specializing in sports medicine since 1982. Dr. DiNubile has served as special advisor and medical consultant to the President's Council on Physical Fitness and as Orthopedic Consultant to the Philadelphia 76ers basketball team. Dr. DiNubile is also Clinical Assistant Professor of the Department of Orthopedic Surgery at the Hospital of the University of Pennsylvania.

CLASS II DIRECTORS WITH TERMS EXPIRING IN 2007:

         CARLTON M. ARRENDELL has been a director since February 2004. Mr. Arrendell has been with Investment Trust Corporation (a consultant to the trustee of the AFL-CIO Building Investment Trust) since December 1997 and currently serves as Chief Investment Officer.

         JONATHAN Z. COHEN has been Vice Chairman of the Board since our formation. He has been the Chief Executive Officer of Resource America since May 2004, President since October 2003 and a director since October 2002. Before being elected Chief Executive Officer, he served as Resource America's Chief Operating Officer from April 2002 to May 2004, Executive Vice President from April 2001 to October 2003 and Senior Vice President from May 1999 to April 2001. Mr. Cohen has been Vice Chairman of the managing board of Atlas Pipeline Partners GP since its formation in November 1999, a Trustee and Secretary of RAIT Investment Trust (a publicly-traded real estate investment trust) since 1997 and its Vice Chairman since October 2003, and Chairman of the board of directors of The Richardson Company (a sales consulting company) since October 1999. Mr. Cohen is a son of Edward E. Cohen.

         DONALD W. DELSON has been a director since February 2004. Mr. Delson has over 20 years of experience as an investment banker specializing in financial institutions. Mr. Delson has been a Managing Director, Corporate Finance Group, at Keefe, Bruyette & Woods, Inc. since 1997, and before that was a Managing Director in the Corporate Finance Group at Alex. Brown & Sons from 1982 to 1997. Mr. Delson served as an independent member of the managing board of Atlas Pipeline Partners GP from June 2003 until May 2004.

CLASS III DIRECTORS WITH TERMS EXPIRING IN 2008:

         EDWARD E. COHEN has been the Chairman of the Board and the Company's Chief Executive Officer and President since the Company's formation in September 2000. He has been Chairman of the board of directors of Resource America since 1990 and was its Chief Executive Officer from 1988 until May 2004, and President from September 2000 until October 2003. In addition, Mr. Cohen has been Chairman of the managing board of Atlas Pipeline Partners GP since its formation in November 1999, a director of TRM Corporation (a publicly-traded consumer services company) since June 1998 and Chairman of the Board of Brandywine Construction & Management, Inc. (a property management company) since 1994. Mr. Cohen is the father of Jonathan Z. Cohen.

         DENNIS A. HOLTZ has been a director since February 2004. Mr. Holtz has maintained a corporate law practice with D.A. Holtz, Esquire & Associates in Philadelphia and New Jersey since 1988.

NON-DIRECTOR EXECUTIVE OFFICERS

         The Board of Directors appoints officers each year at its annual meeting following the annual stockholders meeting and from time to time as necessary.

         FRANK P. CAROLAS has been an Executive Vice President since January 2001 and served as a director from January 2002 until February 2004. Mr. Carolas was a Vice President of Resource America from April 2001 until May 2004, and has been Executive Vice President--Land and Geology and a director of Atlas Resources, Inc. (a wholly-owned subsidiary of the Company which acts as the managing partner of the Company's drilling partnerships) since January 2001. Mr. Carolas is a certified petroleum geologist and has been employed by Atlas Resources and its affiliates since 1981.

         MATTHEW A. JONES has been Chief Financial Officer of the Company and of Atlas Pipeline Partners GP since March 2005. Mr. Jones spent his last 9 years with the Investment Banking group at Friedman Billings Ramsey, most recently as Managing Director. For the last five years, Mr. Jones had been with FBR's Energy Investment Banking Group. Before that, Mr. Jones was with FBR's Specialty Finance and Real Estate Group. Previous to FBR, Mr. Jones held positions with Nationsbank and its predecessors for 12 years in the Commercial and Real Estate Finance division. Mr. Jones is a Chartered Financial Analyst.

         FREDDIE M. KOTEK has been an Executive Vice President since February 2004 and served as Chief Financial Officer from February 2004 until March 2005 and a director from September 2001 until February 2004. Mr. Kotek was a Senior Vice President of Resource America from 1995 until May 2004, President of Resource Leasing, Inc. (a wholly-owned subsidiary of Resource America) from 1995 until May 2004, and has been Chairman of Atlas Resources, Inc. since September 2001 and Chief Executive Officer and President of Atlas Resources since January 2002. Mr. Kotek was President of Resource Properties, Inc. (a wholly-owned subsidiary of Resource America) from September 2000 to October 2001 and its Executive Vice President from 1993 to September 2000.

         NANCY J. MCGURK has been the Chief Accounting Officer since January 2001, Senior Vice President since January 2002, and served Chief Financial Officer from January 2001 until February 2004. Ms. McGurk was a Vice President of Resource America from 1992 until May 2004, and its Treasurer and Chief Accounting Officer from 1989 until May 2004. Ms. McGurk has been Senior Vice President of Atlas Resources since January 2002 and Chief Financial Officer and Chief Accounting Officer since January 2001.

         JEFFREY C. SIMMONS has been an Executive Vice President since January 2001 and was a director from January 2002 until February 2004. He has been Executive Vice President - Operations and a director of Atlas Resources since January 2001. Mr. Simmons was a Vice President of Resource America from April 2001 until May 2004. Mr. Simmons joined Resource America in 1986 as a senior petroleum engineer and served in various executive positions with its energy subsidiaries thereafter.

         MICHAEL L. STAINES has been an Executive Vice President since the Company's formation. Mr. Staines was a Senior Vice President of Resource America from 1989 until May 2004, a director from 1989 to February 2000 and Secretary from 1989 to October 1998. Mr. Staines has been President of Atlas Pipeline Partners GP since January 2001 and its Chief Operating Officer and a member of its Managing Board since its formation in November 1999.

OTHER SIGNIFICANT EMPLOYEES

         The following sets forth certain information regarding other significant employees of the Company:

         MARCI F. BLEICHMAR, 34, has been Vice President--Marketing since February 2004. Ms. Bleichmar has also served as Vice President--Marketing of Atlas Resources since February 2001. From March 2000 until February 2001, Ms. Bleichmar was director of marketing for Jacob Asset Management (a mutual fund manager) and, from March 1998 until March 2000, was an account executive at Bloomberg Financial Services, L.P. Before that, Ms. Bleichmar had been an associate on the Derivatives Trading Desk of JPMorgan since 1994.

         MICHAEL G. HARTZELL, 49, has been Vice President--Land Administration since January 2002, and before that served as Senior Land Coordinator from January 1999 to January 2002. Mr. Hartzell served as general manager of one of the Company's field offices from January 1998 to January 1999. Mr. Hartzell has also served as Vice President--Land Administration for Atlas Resources since September 2001. Mr. Hartzell has been employed by Atlas Resources and its affiliates since 1980.

         JACK L. HOLLANDER, 48, has been Senior Vice President--Direct Participation Programs since January 2002. Mr. Hollander has also been Senior Vice President--Direct Participation Programs of Atlas Resources since January 2002, and before that served as Vice President from January 2001 until December 2001. Mr. Hollander practiced law with Rattet, Hollander & Pasternak, concentrating in tax matters and real estate transactions, from 1990 to January 2001, and served as in-house counsel for Integrated Resources, Inc. (a diversified financial services company) from 1982 to 1990.

         DONALD R. LAUGHLIN, 56, has been Vice President--Drilling and Production since January 2002, and before that served as Senior Drilling Engineer since May 2001. Mr. Laughlin has also served as Vice President--Drilling and Production for Atlas Resources since September 2001. Mr. Laughlin has over 30 years experience as a petroleum engineer in the Appalachian Basin, having been employed by Columbia Gas Transmission Corporation from October 1995 to May 2001 as a Vice President, Cabot Oil & Gas Corporation from 1989 to 1995 as Manager of Drilling Operations and Technical Services, Doran & Associates, Inc. (an industrial engineering firm) from 1977 until 1989 as Vice President--Operations, and Columbia Gas from 1970 to 1977 as Drilling Engineer and Gas Storage Engineer.

DIRECTOR COMPENSATION

         Each of the Company's independent directors (Messrs. Arendell, Bagnell, Delson, DiNubile and Holtz) is paid a monthly retainer of $1,000 and a fee of $1,000 for each Board meeting attended. The chairman of a committee receives an additional monthly retainer of $500 and other committee members receive an additional monthly retainer of $250. In addition, each director who is not an employee of either the Company or of Resource America annually receives deferred units, representing a right to receive shares of the Company's common stock over a four-year vesting period, in an amount equal to $15,000 divided by the price per share of the Company's common stock at the time of the award.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports. Based solely on its review of the reports received by it, or written representations from certain reporting persons that no filings were required for those persons, the Company believes that, during fiscal year 2004, its officers, directors and greater than ten percent stockholders complied with all applicable filing requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The compensation committee of the Board during fiscal 2004 consisted of Messrs. Delson, DiNubile and Holtz. None of such persons was an officer or employee, or former officer or employee, of the Company or any of its subsidiaries during fiscal 2004. No executive officer of the Company was a director or executive officer of any entity of which any member of the compensation committee was a director or executive officer during fiscal year 2004.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

         The Board held five meetings during fiscal 2004 since the appointment of the current board on February 9, 2004. Before that, the Company did not have any independent Board members. Each of the directors attended at least 75% of the meetings of the Board and all meetings of the committees on which the director served during fiscal 2004. The Board currently consists of seven members, five of whom are independent directors as defined by Nasdaq National Market standards. The five independent directors are Messrs. Arendell, Bagnell, Delson, DiNubile and Holtz.

         The Company is currently, and will be until Resource America spins-off its remaining stock in the Company, a "controlled company" as defined under Nasdaq Marketplace Rule 4550(c)(5) because more than 50% of its voting power is held by Resource America. As a controlled company, the Company is not required to comply with certain Nasdaq requirements regarding independent directors, including having adopted a formal written charter or Board resolution addressing the director nominations process. Nevertheless, the Company complies with most of these requirements, including having a majority of its Board be independent directors and having its compensation and nominating committees be comprised solely of independent directors.

         The Board has established the following committees: an audit committee, a compensation committee and a nominating and governance committee. The Board may establish other committees from time to time to facilitate the Company's management.

         The principal functions of the audit committee are to assist the Board of Directors in monitoring the integrity of the Company's financial statements, the independent auditor's qualifications and independence, the performance of the Company's independent auditors and the Company's compliance with legal and regulatory requirements. The audit committee has the sole authority to retain and terminate the Company's independent auditors and to approve the compensation paid to the independent auditors. The audit committee held three meetings during fiscal 2004. The audit committee is also responsible for overseeing the Company's internal audit function. The audit committee is comprised solely of independent directors, consisting of Messrs. Arrendell, Bagnell and Delson, with Mr. Arrendell acting as the chairman. The Board has determined that Mr. Delson is an audit committee financial expert.

         The principal functions of the compensation committee are to administer the Company's employee benefit plans (including incentive plans), annually evaluate salary grades and ranges, establish guidelines concerning average compensation increases, establish performance criteria for and evaluate the performance of the Company's chief executive officer and approve compensation of all officers and directors. The compensation committee held two meetings during fiscal 2004. The compensation committee is comprised solely of independent directors, consisting of Messrs. Delson, DiNubile and Holtz, with Mr. Delson acting as the chairman.

         The principal functions of the nominating and governance committee are to recommend persons to be selected by the Board as nominees for election as directors, recommend persons to be elected to fill any vacancies on the Board, consider and recommend to the Board qualifications for the office of director and policies concerning the term of office of directors and the composition of the Board and consider and recommend to the Board other actions relating to corporate governance. The nominating and governance committee held no meetings during fiscal 2004. The nominating and governance committee is comprised solely of independent directors, consisting Messrs. Bagnell, DiNubile and Holtz, with Mr. Holtz acting as the chairman.

         The nominating and governance committee has adopted a charter with respect to its nominating function, a current copy of which is available on the Company's web site at www.atlasamerica.com. The committee will consider nominees recommended by security holders for the 2006 annual meeting of stockholders if submitted in writing to the Secretary of the Company in accordance with the Company's bylaws and rules promulgated by the Securities and Exchange Commission. See "Stockholder Proposals" for information concerning nominations by stockholders.

         The Board has also established a process for stockholders to send communications to it. Any stockholder of the Company who wishes to send a communication to the Board should mail such communication to the Secretary of the Company at its Moon Township address stated herein. Beneficial owners shall include in their communication a good faith representation that they are beneficial owners of the Company's common stock. The Secretary of the Company will promptly forward to the Chairman of the Board any and all such stockholder communications.

         The Company does not have a formal policy regarding Board member attendance at its annual meeting of stockholders. Because a regularly scheduled meeting of the Board will not occur on the date of the Meeting, the Company does not anticipate that any of its Board members will attend the Meeting other than Messrs. Edward E. and Jonathan Z. Cohen.

REPORT OF THE AUDIT COMMITTEE

         The audit committee has approved the following report:

         In connection with its function to oversee and monitor the financial reporting process of the Company, the audit committee has done the following:

         o reviewed and discussed the Company's audited financial statements for the fiscal year ended September 30, 2004 with the Company's management;

         o discussed with the Company's independent auditors those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec.380); and

         o received the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and discussed with the independent auditors their independence.

         Based on the foregoing, the audit committee recommended to the Board that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended September 30, 2004.

Carlton M. Arendell, Chairman
William R. Bagnell
Donald W. Delson

AUDIT COMMITTEE CHARTER

         The Board has adopted a written charter for the audit committee, a copy of which is included as Appendix B to this proxy statement.

AUDIT FEES

         The aggregate fees billed by the Company's independent auditors, Grant Thornton LLP, for professional services rendered since the Company's initial public offering for the audit of its annual financial statements for the fiscal year ended September 30, 2004, for the reviews of the financial statements included in its quarterly reports on Form 10-Q and for services that are normally provided by the independent auditors in connection with statutory or regulatory filings or engagements during such fiscal year were $275,800.

AUDIT-RELATED FEES

         The aggregate fees billed by Grant Thornton LLP for audit-related services were $135,200 for the fiscal year ended September 30, 2004 and primarily related to services rendered in connection with our initial public offering.

TAX FEES

         Grant Thornton LLP billed no fees for tax services rendered to the Company for the fiscal year ended September 30, 2004.

ALL OTHER FEES

         Grant Thornton LLP billed no fees for other services rendered to the Company for the fiscal year ended September 30, 2004.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

         The audit committee, on at least an annual basis, reviews audit and non-audit services performed by Grant Thornton LLP as well as the fees charged by Grant Thornton LLP for such services. The Company's policy is that all audit and non-audit services must be pre-approved by the audit committee. All of such services and fees were pre-approved during fiscal 2004.

OTHER MATTERS

         Upon the recommendation of the audit committee, approved by the Board, Grant Thornton LLP served as the Company's independent auditors during fiscal year 2004. The audit committee anticipates that Grant Thornton LLP will be re-appointed as the Company's independent auditors for fiscal year 2005. The Company does not anticipate that a representative of Grant Thornton LLP will be present at the Meeting.

EXECUTIVE OFFICER COMPENSATION

         During fiscal 2004, the Company did not directly compensate its executive officers. Rather, Resource America allocated the compensation of these individuals between activities on behalf of the Company and activities on behalf of Resource America based upon an estimate of the time spent by such persons on activities for the Company and for Resource America, and the Company reimbursed Resource America for the compensation allocated to it. Resource America also similarly allocated compensation to Atlas Pipeline Partners for the individuals named in the following table, and Atlas Pipeline Partners reimbursed Resource America for such amounts. The following table sets forth the compensation allocated to the Company and Atlas Pipeline Partners for the Company's chief executive officer and each of its four other most highly compensated executive officers for fiscal 2004. The Board believes these allocations are reasonable.

                           SUMMARY COMPENSATION TABLE

                                                       Annual                        Long-term
                                                    compensation                    compensation
                                                    ------------                    ------------
                                                                                  Restricted stock     All other
Name and principal position                            Salary         Bonus(1)        awards(2)     compensation(3)
---------------------------                            ------         -----       ----------------  ---------------

Edward E. Cohen
Chairman of the Board,
Chief Executive Officer and President.............$401,000          $385,000      $209,924           $995,441

Jonathan Z. Cohen
Vice Chairman of the Board........................$256,400          $192,500      $  3,363           $561,909

Freddie M. Kotek
Executive Vice President and
Chief Financial Officer...........................$267,500          $250,000      $ 51,564           $  6,500

Frank P. Carolas
Executive Vice President..........................$192,500          $  75,000     $  5,798           $ 81,357

Jeffrey C. Simmons
Executive Vice President..........................$192,500          $  75,000     $102,083           $ 81,357

------------------
(1) Bonuses in any fiscal year are generally based upon the Company's performance in the prior fiscal year and the individual's contribution to that performance. From time to time, the Company may award bonuses in a fiscal year reflecting an individual's performance during that fiscal year.

(2) Reflects allocations of shares to employee accounts that were made in fiscal 2004 under Resource America's 1989 Employee Stock Ownership Plan ("ESOP") to reconcile shares held to shares which should have been allocated to those accounts in prior years. Share allocations under the ESOP have been valued at the closing price of Resource America's common stock on the dates of the respective grants. At September 30, 2004, the number of restricted shares held and the value of those restricted shares (in the aggregate and valued at the closing market price of Resource America's common stock at September 30, 2004) are: Mr. E. Cohen - 73,683 shares ($1,738,182); Mr. J. Cohen - 588 shares ($13,871), Mr. Kotek -
     18,431 shares ($434,787); Mr. Carolas - 512 shares ($12,078); and Mr.
     Simmons - 27,111 shares ($639,548). Cash dividends, as and when authorized by Resource America's board of directors, have been and will continue to be paid to the ESOP on the restricted shares.

(3) Reflects matching payments Resource America made under its 401(k) Plan and grants of phantom units under the Atlas Pipeline Partners, L.P. Long Term Incentive Plan, except the amount for Mr. E. Cohen includes $59,500 of accrued obligations under a Supplemental Employment Retirement Plan established by the Company in May 2004 in connection with an employment agreement between Mr. E. Cohen and the Company. See "Employment Agreement." The phantom unit grants under the Atlas Pipeline Partners Long Term Incentive Plan entitle the recipient, upon vesting, to receive one common unit or its then fair market value in cash and include distribution equivalent rights. The number of phantom units held and the value of those phantom units, valued at the closing market price of Atlas Pipeline Partners common units on the date of the grant, are: Mr. E. Cohen - 25,000 phantom units ($931,500); Mr. J. Cohen - 15,000 phantom units ($558,900); Mr. Carolas - 2,000 phantom units ($74,520); and Mr. Simmons - 2,000 phantom units ($74,520).

OPTION/SARS GRANTS AND EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         Neither the Company nor Resource America granted any stock options or stock appreciation rights to the named executive officers in fiscal 2004.

         The following table sets forth the aggregated option exercises during fiscal 2004, together with the number of unexercised options and their value on September 30, 2004, held by the executive officers listed in the Summary Compensation Table under the Resource America plans described in note 8 of the notes to consolidated financial statements included in the Company's Form 10-K for fiscal 2004. No stock appreciation rights were exercised or held by the named executive officers in fiscal 2004.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                Number of
                                                                          securities underlying
                                                                               unexercised         Value of unexercised
                                                                            options at FY-end     in-the-money options at
                                      Shares acquired                         exercisable/         FY-end exercisable/
Name                                    on exercise      Value realized       unexercisable          unexercisable(1)
----                                    -----------      --------------   --------------------    -----------------------
Edward E. Cohen                                   0       $        0      450,000/0               $5,252,700/$0
Jonathan Z. Cohen                                 0                0      458,750/86,250          $6,047,137/$1,331,929
Freddie M. Kotek                                  0                0      76,995/22,500           $1,216,243/$332,152
Frank P. Carolas                                  0                0      21,375/8,125            $253,471/$118,547
Jeffrey C. Simmons                                0                0      19,375/8,125            $237,291/$118,547

---------------
(1) Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at September 30, 2004.

EMPLOYMENT AGREEMENT

         The Company has an employment agreement with Edward E. Cohen, who currently serves as its Chairman, Chief Executive Officer and President. The agreement requires him to devote such time to the Company as is reasonably necessary to the fulfillment of his duties, although it permits him to invest and participate in outside business endeavors. The agreement provides for initial base compensation of $350,000 per year, which may be increased by the compensation committee based upon its evaluation of Mr. Cohen's performance. Mr. Cohen is eligible to receive incentive bonuses and stock option grants and to participate in all employee benefit plans in effect during his period of employment. The agreement has a term of three years and, until notice to the contrary, the term is automatically extended so that on any day on which the agreement is in effect it has a then-current three-year term.

         The agreement provides for a Supplemental Executive Retirement Plan, or SERP, pursuant to which Mr. Cohen will receive an annual retirement benefit equal to the product of:

         o    6.5% multiplied by

         o his base salary as of the time Mr. Cohen's employment with the Company ceases, multiplied by

         o the number of years (or portions thereof) which Mr. Cohen is employed by the Company.

The maximum benefit under the SERP is limited to 65% of his final base salary. The benefit is guaranteed to his estate for 10 years if he should die before receiving 10 years' of SERP benefits. If there is a change of control (other than in connection with the proposed spin-off of Resource America's remaining ownership interest in the Company to Resource America's stockholders by means of a tax-free distribution) and his employment with the Company is terminated, or if the Company terminates his employment without cause, then the SERP benefit will be the greater of the accrued benefit pursuant to the above formula, or 35% of his final base salary.

         The agreement provides the following regarding termination and termination benefits:

         o upon termination of employment due to death, Mr. Cohen's estate will receive an amount equal to his final base salary multiplied by the number of years (or portion thereof) that he shall have worked for the Company (but not to be greater than three years' base salary or less than one year's base salary);

         o the Company may terminate Mr. Cohen's employment if he is disabled for 180 days consecutive days during any 12-month period. If his employment is terminated due to disability, he will receive his base salary and benefits for three years, and such three year period will be deemed a portion of his employment term for purposes of accruing SERP benefits;

         o the Company may terminate his employment without cause upon 30 days' written notice or upon a change of control after providing at least 30 days' written notice. Mr. Cohen may terminate his employment for good reason or upon a change in control. Good reason is defined as a reduction in Mr. Cohen's base pay, a demotion, a material reduction in his duties, relocation, his failure to be elected to the Board or a material breach of the agreement by the Company. If employment is terminated by the Company without cause, by Mr. Cohen for good reason or by either party in connection with a change of control, he will be entitled to any amounts then owed to him plus either:

              - severance benefits under the Company's then current severance policy, if any, or;

              - if Mr. Cohen signs a release, 36 months of continued health insurance coverage and a lump sum payment equal to three years of his average compensation (which the Company defines as the average of the three highest years of total compensation that he shall have earned under the agreement, or if the agreement is less than three years old, the highest total compensation in any year or portion thereof);

         o Mr. Cohen may terminate the agreement without cause with 60 days notice to us, and if he does so after January 1, 2006, and signs a release, he will receive a severance benefit equal to one-half of one year's base salary then in effect; and

         o the Company may terminate Mr. Cohen's employment for cause (defined as a felony conviction or conviction of a crime involving fraud, embezzlement or moral turpitude, intentional and continual failure to perform his material duties after notice, or violation of confidentiality obligations) in which case he will receive only accrued amounts then owed to him.

         In the event that any amounts payable to Mr. Cohen upon termination become subject to any excise tax imposed under Section 4999 of the Internal Revenue Code, the Company must pay him an additional sum such that the net amounts retained by him, after payment of excise, income and withholding taxes, equals the termination amounts payable, unless Mr. Cohen's employment terminates because of his death or disability.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         In the ordinary course of its business operations, the Company has ongoing relationships with several related entities and persons:

         The Company conducts exploration, development and other of its activities through, and a substantial portion of the Company's revenue is attributable to, energy limited partnerships (the "Partnerships"). The Company serves as general partner of the Partnerships and assumes customary rights and obligations for the Partnerships. As the general partner, the Company is liable for partnership liabilities and can be liable to limited partners if it breaches its responsibilities with respect to the operations of the Partnerships. The Company is entitled to receive management fees, reimbursement for administrative costs incurred, and to share in the Partnerships' revenue, and costs and expenses according to the respective Partnership agreements.

         The Company reimburses Resource America for all direct and indirect costs of services provided. For the year ended September 30, 2004, such reimbursements were approximately $1.1 million, representing the allocable portion of the personnel costs of RAI employees, including executives, for time spent on the Company's business.

         Until April 1996, Edward E. Cohen, the Company's Chairman of the Board, Chief Executive Officer and President, was of counsel to Ledgewood. Mr. Cohen receives certain debt service payments from Ledgewood related to the termination of his affiliation with Ledgewood and its redemption of his interest. The Company paid Ledgewood $490,400 during fiscal 2004 for legal services rendered to it.

         Until March 2005, Matthew A. Jones, the Company's Chief Financial Officer, was a Managing Director of Friedman, Billings, Ramsey & Co., Inc., which acted as an underwriter in connection with the Company's initial public officering in May 2004, receiving underwriting discounts and commissions and expense reimbursements of $1,852,544. In addition, FBR acted as an underwriter of the April and July 2004 public offerings of Atlas Pipeline Partners, L.P., receiving underwriting discounts and commissions of $1,339,528 and $427,200, respectively, and FBR provided advisory services to Atlas Pipeline Partners in connection with its acquisition of ETC Oklahoma Pipeline, Ltd. in April 2005, receiving a fee and expense reimbursements of $767,205.

         As part of the Company's initial public offering and the proposed subsequent spin-off of the Company by Resource America, the Company entered into a master separation and distribution agreement with Resource America which contains the key provisions related to its separation from Resource America and the distribution of its shares to Resource America's common stockholders. The master separation and distribution agreement, together with the registration rights agreement, the tax matters agreement, and the transition services agreement, govern various interim and ongoing relationships between the Company Resource America following the completion of the Company's initial public offering. As required by the master separation and distribution agreement, the Company distributed the net proceeds of its initial public offering to Resource America in the form of special dividend.

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

         Overview. The master separation and distribution agreement contains the key provisions relating to the separation of the Company's business from Resource America's other businesses and sets forth certain covenants the Company has agreed to until the distribution by Resource America to its stockholders of the shares of the Company's common stock held by Resource America.

         Covenants. The Company has agreed that, for so long as Resource America beneficially owns at least 50% of the Company's outstanding common stock, the Company will:

         o not take any action which would limit the ability of Resource America or its transferee to transfer its shares of the Company's common stock; and


         o not take any actions that could reasonably result in Resource America being in breach of or in default under any contract or agreement.

         Auditors and Audits; Annual Statements and Accounting. The Company has agreed that, for so long as Resource America is required to consolidate the Company's results of operations and financial position with that of Resource America or account for its investment in the Company on the equity method of accounting, the Company will not change its independent auditors without Resource America's prior written consent (which will not be unreasonably withheld), and the Company will use its best efforts to enable its independent auditors to complete their audit of the Company's financial statements in a timely manner so to permit timely filing of Resource America's financial statements. The Company has also agreed to provide to Resource America and its independent auditors all information required for Resource America to meet its schedule for the filing and distribution of its financial statements and to make available to Resource America and its independent auditors all documents necessary for its annual audit as well as access to the responsible Company personnel so that Resource America and its independent auditors may conduct their audits relating to the Company's financial statements. The Company has also agreed to adhere to certain specified Resource America accounting policies and to notify and consult with Resource America regarding any changes to the Company's accounting principles and estimates used in the preparation of the Company's financial statements.

         Indemnification. Under the master separation and distribution agreement, the Company and Resource America will indemnify and release each other as follows:

         o The Company has agreed to indemnify and hold harmless Resource America and its affiliates and their respective officers, directors, employees, agents, successors and assigns against any payments, losses, liabilities, damages, claims and expenses arising out of or relating to the Company's past, present and future assets, businesses and operations and other assets, businesses operated or managed by the Company or persons previously associated with the Company.

         o Resource America will similarly indemnify the Company and its affiliates and the respective officers, directors, employees, agents, successors and assigns of the Company and its affiliates for Resource America's past, present and future assets, businesses and operations, except for assets, businesses and operations for which the Company has agreed to indemnify Resource America.

         o The Company has agreed to indemnify Resource America and its affiliates against all liabilities arising out of any material untrue statements and omissions in any prospectus and any related registration statement filed with the Securities and Exchange Commission relating to the Company's initial public offering or any other primary offering of the Company's common stock or its other securities prior to the date of the distribution or other similar transaction. However, the Company's indemnification of Resource America does not apply to information relating to Resource America, excluding information relating to the Company. Resource America has agreed to indemnify the Company for this information.

         o Except for the rights and obligations of Resource America and the Company, which relate to the agreements between Resource America and the Company concerning its initial public offering or the distribution, the Company will release Resource America and some of its subsidiaries and affiliates and their respective officers, directors, employees, agents, successors and assigns for all losses for any and all past actions and failures to take actions relating to Resource America's and the Company's assets, businesses and operations. Resource America will similarly release the Company.

         o All indemnification amounts will be reduced by any insurance proceeds and other offsetting amounts recovered by the party entitled to indemnification.

         In addition, the transition services agreement, the registration rights agreement and the tax matters agreement referred to below provide for indemnification between the Company and Resource America relating to the substance of those agreements.

         Access to Information. Under the master separation and distribution agreement, the Company and Resource America are obligated to provide each other access to information as follows:

         o Subject to applicable confidentiality obligations and other restrictions, the Company and Resource America will give each other any information within each other's possession that the requesting party reasonably needs to comply with requirements imposed on the requesting party by a governmental authority, for use in any proceeding or to satisfy audit, accounting or similar requirements, or to comply with its obligations under the master separation and distribution agreement or any ancillary agreement.

         o For so long as Resource America is required to consolidate the Company's results of operations and financial position with its own or account for its investment in the Company on the equity method of accounting, the Company will provide to Resource America, at no charge, all financial and other data and information that Resource America determines is necessary or advisable in order to prepare its financial statements and reports or filings with any governmental authority, including copies of all quarterly and annual financial information and other reports and documents the Company intends to file with the SEC before such filings (as well as final copies upon filing), and copies of the Company's budgets and financial projections.

         o The Company will consult with Resource America regarding the timing and content of the Company's earnings releases and cooperate fully (and cause the Company's independent auditors to cooperate fully) with Resource America in connection with any of its public filings.

         o The Company and Resource America will use reasonable efforts to make available to each other's past and present directors, officers, other employees and agents as witnesses in any legal, administrative or other proceedings in which the other party may become involved.

         o The company providing information, consultant or witness services under the master separation and distribution agreement will be entitled to reimbursement from the other for reasonable expenses incurred in providing this assistance.

         o The Company and Resource America will each agree to hold in strict confidence all information concerning or belonging to the other for a period of up to three years.

         Employee Matters. Effective as of the closing of the Company's initial public offering, the Company hired specified persons who were previously employed by Resource America and assumed all compensation and employee benefit liabilities relating to them. All of these people were involved in the Company's business and portions of their salaries had historically been allocated to the Company.

         The Distribution. The master separation and distribution agreement provides that Resource America has sole discretion to determine if and when the distribution will occur and all terms of the distribution. Resource America does not intend to make the distribution unless it receives:

         o a ruling by the Internal Revenue Service and/or an opinion from its tax counsel that the distribution will qualify as a reorganization pursuant to which no gain or loss will be recognized by Resource America or its stockholders for U.S. federal income tax purposes under Sections 355, 368(a)(1)(D) and related provisions of the Internal Revenue Code; and

         o any government approvals and material consents necessary to consummate the distribution.

         Expenses. In general, Resource America and the Company will each be responsible for their own costs (including all associated third-party costs) incurred in connection with the transactions contemplated by the master separation and distribution agreement.

REGISTRATION RIGHTS AGREEMENT

         Registration Rights. In the event the distribution is not completed and Resource America does not divest itself of all of its shares of the Company's common stock, Resource America could not freely sell all these shares without registration under the Securities Act of 1933 or a valid exemption under it. Accordingly, the registration rights agreement provides Resource America with registration rights relating to the shares of the Company's common stock which it holds. These registration rights generally become effective when Resource America informs the Company that it no longer intends to complete the distribution. Under the registration rights agreement, Resource America has the right to require the Company to register for offer and sale all or a portion of the common stock it holds.

         Demand Rights. Resource America may request registration under the Securities Act of all or any portion of the shares covered by the registration rights agreement and the Company will be obligated to register the shares as requested by Resource America. The maximum number of demand registrations that the Company is required to effect is five. Resource America will designate the terms of each offering affected pursuant to a demand registration, which may take any form, including a shelf registration, a convertible registration, or an exchange registration.

         The Company has the right, which may be exercised once in any 12-month period, to postpone the filing or effectiveness of any demand registration for up to 90 days if the Board determines in good faith that such registration would reasonably be expected to have a material adverse effect on any then-active proposals to engage in material transactions.

         Piggyback Rights. If the Company at any time intends to file a registration statement in connection with a public offering of any of the Company's securities on a form and in a manner that would permit the registration for offer and sale of the Company's common stock held by Resource America, Resource America has the right to include its shares in that offering.

         Expenses. The Company is responsible for the registration expenses in connection with the performance of its obligations under the registration rights agreement. Resource America is responsible for all of the fees and expenses of counsel to Resource America and any applicable underwriting discounts or commissions.

         Duration. The registration rights will remain in effect with respect to Resource America's shares of the Company's common stock until:

         o the shares have been sold pursuant to an effective registration statement under the Securities Act;

         o the shares have been sold to the public pursuant to Rule 144 under the Securities Act (or any successor provision);

         o the shares have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer have been delivered by our company, and subsequent public distribution of the shares does not require registration or qualification of them under the Securities Act or any similar state law;

         o    the shares have ceased to be outstanding; or

         o in the case of shares held by a transferee of Resource America, when the shares become eligible for sale pursuant to Rule 144(k) under the Securities Act (or any successor provision).

TAX MATTERS AGREEMENT

         Allocation of Taxes. The tax matters agreement governs the respective rights, responsibilities, and obligations of Resource America and the Company with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, non-income taxes and related tax returns.

         In general, under the tax matters agreement:

         o Resource America is responsible for any U.S. federal income taxes of the affiliated group for U.S. federal income tax purposes of which Resource America is the common parent. For periods beginning after the Company's initial public offering, the Company is responsible for any U.S. federal income taxes attributable to it or any of its subsidiaries.

         o Resource America is responsible for any U.S. state or local income taxes reportable on a consolidated, combined or unitary return that includes Resource America or one of its subsidiaries, on the one hand, and the Company or any of its subsidiaries, on the other hand. However, in the event that the Company or one of its subsidiaries is included in such a group for U.S. state or local income tax purposes for periods (or portions thereof) beginning after the Company's initial public offering, the Company is responsible for its portion of such income tax liability as if the Company and its subsidiaries had filed a separate tax return that included it and its subsidiaries for that period (or portion of a period).

         o Resource America is responsible for any U.S. state or local income taxes reportable on returns that include only Resource America and its subsidiaries (excluding the Company and its subsidiaries), and the Company are responsible for any U.S. state or local income taxes filed on returns that include only it and its subsidiaries.

         o Resource America and the Company are each responsible for any non-income taxes attributable to their respective businesses for all periods.

         Resource America is primarily responsible for preparing and filing any tax return with respect to the Resource America affiliated group for U.S. federal income tax purposes and with respect to any consolidated, combined or unitary group for U.S. state or local income tax purposes that includes Resource America or any of its subsidiaries. The Company generally is responsible for preparing and filing any tax returns that include only it and its subsidiaries.

         The Company generally has exclusive authority to control tax contests with respect to tax returns that include only it and its subsidiaries. Resource America generally has exclusive authority to control tax contests related to any tax returns of the Resource America affiliated group for U.S. federal income tax purposes and with respect to any consolidated, combined or unitary group for U.S. state or local income tax purposes that includes Resource America or any of its subsidiaries.

         Disputes arising between Resource America and the Company relating to matters covered by the tax matters agreement are subject to resolution through specific dispute resolution provisions described in the tax matters agreement.

         The tax matters agreement also assigns responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the tax matters agreement provides for cooperation and information sharing with respect to taxes.

         Preservation of the Tax-free Status of the Distribution. The Company has agreed to certain restrictions that are intended to preserve the tax-free status of the distribution, including restrictions on the Company's:

         o issuance or sale of stock or other securities (including securities convertible into stock but excluding certain compensatory arrangements); and

         o    sales of assets outside the ordinary course of business.

        The Company generally has agreed to indemnify Resource America and its affiliates against any and all tax-related liabilities that may be incurred by them relating to the distribution to the extent such liabilities are caused by the Company's actions. This indemnification applies even if Resource America has permitted the Company to take an action that would otherwise have been prohibited under the tax-related covenants as described above.

TRANSITION SERVICES AGREEMENT

        The transition services agreement governs the provision by Resource America to the Company and by the Company to Resource America of support services, such as:

         o    cash management and debt service administration;

         o    accounting and tax;

         o    investor relations;

         o    payroll and human resources administration;

         o    legal;

         o    information technology;

         o    data processing;

         o    real estate management; and

         o    other general administrative functions.

        The Company had Resource America will pay each other a fee for these services equal to their fair market value. The fee will be payable monthly in arrears, 15 days after the close of each month. The Company has also agreed to pay or reimburse each other for any out-of-pocket payments, costs and expenses associated with these services.

PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return on the Company's common stock with the cumulative total return of two other stock market indices: the Nasdaq United States Composite and the S&P Small-Cap 600 Energy Index.

                COMPARISON OF CUMULATIVE TOTAL RETURN SINCE IPO*


                               [GRAPHIC OMITTED]


                      Nasdaq U.S.         S&P Small-Cap            Atlas
                       composite        600 Energy Index        America Inc.
--------------------------------------------------------------------------------
05/11/2004              100.00               100.00                100.00
06/10/2004              103.43               105.92                113.56
07/09/2004              100.62               116.31                110.42
08/10/2004               93.80               111.00                114.11
09/30/2004               98.25               127.47                120.01

                         Fiscal Year Ended September 30

* Total return since the Company's initial public offering. Assumes $100 was invested on May 11, 2004 in the Company's common stock or in the indicated index and that cash dividends were reinvested as received.

OTHER MATTERS

         As of the date of this proxy statement, the Board does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the Meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

         Except as hereinabove stated, all shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

ANNUAL REPORT AND REPORT ON FORM 10-K

         The Company's 2004 Annual Report to Stockholders including the financial statements and management's discussion and analysis of financial condition and results of operations for the year ended September 30, 2004, is being sent to stockholders of record as of May 13, 2005 with this proxy statement. Stockholders of record as of May 13, 2005, and beneficial owners of the Company's common stock on that date, may obtain from the Company, without charge, a copy of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request therefor in writing. Such requests should be directed to the Company, at its Moon Township address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of the Company's common stock on May 13, 2005.

STOCKHOLDER PROPOSALS

         Rule 14a-8 of the Securities Exchange Act of 1934 establishes the eligibility requirements and the procedures that must be followed for a stockholder's proposal to be included in a public company's proxy materials. Under the rule, proposals submitted for inclusion in the Company's 2006 proxy materials must be received by Atlas America, Inc. at 311 Rouser Road, Moon Township, PA 15108, Attention: Secretary, on or before the close of business on January 13, 2006. Proposals must comply with all the requirements of Rule 14a-8.

         A stockholder who wishes to present a matter for action at the Company's 2006 annual meeting, but chooses not to do so under Rule 14a-8, must deliver to the Secretary of the Company on or before February 13, 2006, a notice containing the information required by the advance notice and other provisions of the Company's bylaws. A copy of the bylaws may be obtained by directing a written request to Atlas America, Inc., 311 Rouser Road, Moon Township, PA 15108, Attention: Secretary.

                                                                      APPENDIX A

    PROPOSED AMENDMENTS TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


         FIFTH: Directors. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                                      o o o

         (c) Classified Board of Directors. The directors shall be divided into three classes, designated Class I and Class II. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2006 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2007 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2008 annual meeting. At each succeeding annual meeting of stockholders beginning in 2006, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. As used in this Amended and Restated Certificate of Incorporation, the term "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

         (d) Vacancies; Removal. Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from a increase in the number of directors may be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause, by the affirmative vote of the holders of at least 66 2/3% of the voting power of the Corporation's then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filing of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such term.

                                                                      APPENDIX B

                             AUDIT COMMITTEE CHARTER
                               ATLAS AMERICA, INC.



MISSION STATEMENT

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight duties and in this capacity:

         o Is responsible for appointing the Company's independent auditors and exercising oversight thereof; Is delegated the authority to receive funds and engage advisors as needed;

         o Shall monitor the integrity and ensure the transparency of the Company's financial reporting processes and systems of internal controls regarding finance, accounting and regulatory compliance; Shall ensure the independence and monitor the performance of the Company's independent auditors and internal auditing department;

         o Shall provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors; and

         o To effectively perform his or her role, each Committee member will obtain an understanding of the responsibilities of Audit Committee membership.

COMMITTEE COMPOSITION

The Audit Committee and its members shall meet all applicable requirements of the securities exchange on which the corporation is listed, or shall have received an exemption therefrom.

The Audit Committee will consist of at least three members of the Board of Directors, appointed by either the Board of Directors or the Nominating Committee of the Board.

Each committee member will be both independent and financially literate. At least one member shall be designated as the "financial expert," as defined by applicable legislation and regulation. No committee member shall simultaneously serve on the audit committees of more than two other public companies.

MEETINGS

The committee will meet at least four times a year, with authority to convene additional meetings, as circumstances require. All committee members are expected to attend each meeting, in person or via tele- or video-conference. The committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. It will meet separately, periodically, with management, external auditors and internal auditors, as necessary. It will also meet periodically in executive session. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials.

ROLES AND RESPONSIBILITIES

The committee will carry out the following responsibilities:

Financial Statements

1. Review significant accounting and reporting issues and understand their impact on the financial statements. These issues include:

         o    Complex or unusual transactions and highly judgmental areas

         o Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles

         o The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company

2. Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

3. Review with management and the external auditors the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management.

4. Discuss the annual audited financial statements and quarterly financial statements with management and the external auditors prior to filing or distribution. The review should include discussions with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

5. Review disclosures made by CEO and CFO during the Forms 10-K and 10-Q certification process about significant deficiencies, if any, in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company's internal controls.

6. Review earnings press releases (particularly use of "pro-forma," or "adjusted" non-GAAP information), as well as financial information and earnings guidance, if any, provided to analysts and rating agencies. This review may be general (i.e., the types of information to be disclosed and the type of presentations to be made). The Audit Committee Chairman and the independent auditors should each indicate their approval to management prior to the issuance of earnings press releases. The Audit Committee Chairman and the external auditors will confer, as necessary, prior to providing such approval.

Internal Control

1. Consider the effectiveness of the Company's internal control system, including information technology security and control and compliance with the reporting requirements of The Sarbanes-Oxley Act.

2. Understand the scope of internal and external auditors' review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management's responses.

3. In consultation with management and independent accountants, verify that the CEO and CFO have certified that they disclosed to the independent auditors and to the Audit Committee all significant deficiencies, if any, in the design or operation of internal controls that could affect the Company's ability to record, process, summarize and report financial data, any material weaknesses in the internal controls, and fraud - whether or not material - that involved management or other employees who have a significant role in the Company's internal control.

4. Analyze any internal control deficiencies, management or employee fraud identified by the CEO/CFO certification process or by the Disclosure Committee.

Internal Audit

1. Review the effectiveness of the internal audit function, including the audit risk assessment audit schedule and approach, recommendation follow-up matrix, staffing and organizational structure of the internal audit function.

2. Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement or dismissal of the internal auditors.

3. On a periodic basis, as necessary, meet separately with internal audit to discuss any matters that the committee or internal audit believes should be discussed privately.

4. Review with management and internal audit compliance with the Audit Committee charter.

External Audit

1. Review the external auditors' audit scope and approach, including coordination; if any, of audit effort with internal audit.

2. Review the performance of the external auditors, and exercise final approval on the appointment or discharge of the auditors. In performing this review, the committee will:

         o Review a report, if any, describing any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent auditor and the Company.

         o    Take into account the opinions of management and internal audit.

         o Present its conclusions with respect to the external auditor to the Board.

3. Ensure the rotation of the lead audit partner every five years and other audit partners every seven years, and consider whether there should be regular rotation of the audit firm itself.

4. Conform with all applicable laws and regulations regarding the hiring of any employees or former employees of the independent auditors.

5. Review and discuss with the independent accountants, as may be required by law or regulation, (1) all critical accounting policies and practices to be used, (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications or the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountant, and, (3) other material written communications between the independent accountant and management, such as any management letter or schedule of unadjusted differences.

6. Review and pre-approve all audit and permitted non-audit services provided by the independent accountants. The Audit Committee has delegated to the Chairman of the Committee the authority to grant such pre-approvals. All pre-approvals granted by the Chairman of the committee shall be presented to and reviewed by the full Committee at its next regularly scheduled meeting.

7. Resolve any financial reporting disagreements between the independent accountant and management.

Reporting Responsibilities

1. Report to the Board of Directors, as necessary, about committee activities and issues that arise with respect to the quality or integrity of the Company's financial statements, and Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, and the performance of the internal audit function.

2. Prepare an annual Audit Committee report for inclusion in the Company's Annual Proxy Statement, describing the committee's composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services.

Other Committee Responsibilities

1. Review and assess the adequacy of the Audit Committee charter periodically, requesting Board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation. Ensure that the charter is included within the Company's proxy statement once every three years.

2. Institute and oversee special investigations as needed. The Audit Committee has the authority to engage independent counsel and other advisors, as they determine necessary to carry out their duties, and obtain appropriate funding, as determined by the Audit committee, for compensating such advisors as well as the accounting firm for its audit services.

3. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of all activities.

4. Review the effectiveness of the system for monitoring compliance with laws and regulations (for example, IRS, SEC, NASDAQ) and the results of management's investigation and follow-up of any instances of noncompliance.

5. Establish procedures for: (1) The receipt, retention, and treatment of complaints received by the listed issuer regarding accounting, internal accounting controls or auditing matters; and (2) the confidential, anonymous submission by employees of the listed issuer of concerns regarding questionable accounting or auditing matters.

                               ATLAS AMERICA, INC.

                                      PROXY

                      THIS PROXY IS SOLICITED ON BEHALF OF
                  THE BOARD OF DIRECTORS OF ATLAS AMERICA, INC.



         The undersigned hereby constitutes and appoints Edward E. Cohen and Jonathan Z. Cohen, or either of them, as and for his proxies, each with the power to appoint such proxy's substitute, and hereby authorizes them, or either of them, to vote all of the shares of common stock of Atlas America, Inc. held of record by the undersigned on May 13, 2005 at the Annual Meeting of Stockholders of Atlas America, Inc. to be held Monday, June 13, 2005 and at any and all adjournments thereof as follows:

                                                        I plan to attend the
                                                        meeting              |_|

         1. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO PROVIDE FOR A CLASSIFIED BOARD.

|_| FOR                           |_| AGAINST                        |_| ABSTAIN

         2. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO PROVIDE THAT ANY VACANCY ON THE BOARD SHALL BE FILLED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE REMAINING DIRECTORS.

|_| FOR                           |_| AGAINST                        |_| ABSTAIN

         3. PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO REMOVE PROVISIONS PERMITTING REMOVAL OF MEMBERS OF THE BOARD WITHOUT CAUSE AND INCREASE THE VOTE REQUIRED.

|_| FOR                           |_| AGAINST                        |_| ABSTAIN

         4. ELECTION OF DIRECTORS

Election of Class I Directors.  The nominees for Class I directors are:

(11) William R. Bagnell
(12) Nicholas A. DiNubile


Election of Class II Directors: The nominees for Class II directors are:

(21) Carlton M. Arrendell
(22) Jonathan Z. Cohen
(23) Donald W. Delson


Election of Class III Directors: The nominees for Class III directors are:

(31) Edward E. Cohen
(32) Dennis A. Holtz


|_|FOR ALL NOMINEES         |_| WITHHOLD AUTHORITY           |_| FOR ALL EXCEPT:
                                FOR ALL NOMINEES
                                                                 --------------

This proxy, when properly executed, will be voted in the manner specified above by the named proxies. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS TO AMEND THE CERTIFICATE OF INCORPORATION AND FOR ALL NOMINEES LISTED. Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:                     , 2005
       --------------------



-----------------------
Signature of stockholder



-----------------------
Signature if held jointly




PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.